Exhibit 99.B(a)(2)(e)

ARTICLES SUPPLEMENTARY

AMERICAN NATIONAL INVESTMENT ACCOUNTS, INC.

American National Investment Accounts, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

Article One

At a meeting held on May 29, 2008, the Board of Directors of the Corporation approved the reorganization (the “Reorganization”) of the Small-Cap/Mid-Cap Portfolio with and into the Growth Portfolio, each a separate series of the Corporation, and, subject to shareholder approval and the closing of the Reorganization, the subsequent termination of the Small-Cap/Mid-Cap Portfolio as a separate series of the Corporation.

Article Two

At its meeting on May 29, 2008, the Board of Directors of the Corporation also approved the liquidation (the “Liquidations”) of the Government Bond Portfolio, the High Yield Bond Portfolio, and the International Stock Portfolio (collectively, the “Liquidating Portfolios”), each a separate series of the Corporation, and subject to shareholder approvals and the closing of the Liquidations, the subsequent termination of the Liquidating Portfolios as separate series of the Corporation.

Article Three

Pursuant to the authority granted to the Board of Directors of the Corporation in Article V of the Corporation’s Amended and Restated Articles of Incorporation, the Board of Directors, by resolutions adopted by unanimous written consent dated as of October 17, 2008, subject to shareholder approval and the closing of the Reorganization and the Liquidations:

(i)                                reclassified shares of the Corporation’s common stock previously classified as shares of the Small-Cap/Mid-Cap Portfolio as shares of the Growth Portfolio, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption described in the Corporation’s Amended and Restated Articles of Incorporation, as supplemented,

(ii)                             reclassified shares of the Corporation’s common stock previously classified as shares of the Liquidating Portfolios as authorized but unissued shares of the Corporation; and

(iii)                          amended the names of all of the Corporation’s remaining series of common stock by prefacing each of their existing names with “American National”.

CUST ID: 0002212644

WORK ORDER: 0001655682

DATE: 12-02-2008  04:41 PM

AMT.   PAID:$155.00

ANIA Articles Supp. Dec. 2008

#209672.1

Article Four

Special meetings of the shareholders of the Small-Cap/Mid-Cap Portfolio and the Liquidating Portfolios were held on November 10, 2008. Such shareholders of the respective portfolios approved the Reorganization and the Liquidations. The closing date of the Reorganization and Liquidations is December 5, 2008.

Article Five

Immediately prior to the effectiveness of these Articles Supplementary, the number of shares of capital stock that the Corporation was authorized to issue was two billion (2,000,000,000) shares, par value of one cent ($0.01) per share, consisting of the following single-class series, with the number of authorized shares for each such series listed opposite its name:

Growth Portfolio	One hundred fifteen million (115,000,000) shares
Equity Income Portfolio	One hundred twenty million (120,000,000) shares
Balanced Portfolio	One hundred fifteen million (115,000,000) shares
Money Market Portfolio	One billion, fifty million (1,050,000,000) shares
Government Bond Portfolio	Thirty million (30,000,000) shares
Small-Cap/Mid-Cap Portfolio	Forty million (40,000,000) shares
High Yield Bond Portfolio	Sixty million (60,000,000) shares
International Stock Portfolio	Forty-five million (45,000,000) shares

Article Six

Immediately after the effectiveness of these Articles Supplementary, the number of shares of capital stock that the Corporation is authorized to issue remains two billion (2,000,000,000) shares, par value of one cent ($0.01) per share, consisting of the following single-class series, with the number of authorized shares for each such series listed opposite its name:

American National Growth Portfolio	One hundred fifty-five million (155,000,000) shares
American National Equity Income Portfolio	One hundred twenty million (120,000,000) shares
American National Balanced Portfolio	One hundred fifteen million (115,000,000) shares
American National Money Market Portfolio	One billion, fifty million (1,050,000,000) shares

Article Seven

These Articles Supplementary shall become effective as of 4:00 p.m. Eastern Time on December 5, 2008.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf this 21st day of November 2008 by its President, who hereby acknowledges, in the name and on behalf of the Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties perjury.

AMERICAN NATIONAL INVESTMENT ACCOUNTS, INC.

By:	/s/ Michael W. McCroskey, President
Michael W. McCroskey, President

ATTEST:

/s/ Teresa. E. Axelson, Secretary
Teresa. E. Axelson, Secretary